Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON AUGUST 3, 2017

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President and CEO

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

James Macdonald First Analysis Securities Corporation, Analyst

Joan Tong Sidoti & Company, LLC - Research Analyst

PRESENTATION

Operator

Good morning, and welcome to the CBIZ Second-Quarter and First-Half 2017 Results Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Brandon. Good morning, everyone, and thank you for joining us for the CBIZ Second-Quarter and First-Half 2017 Results Conference Call. In connection with this call, today's press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is also being webcast. A link to a live webcast as well as replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain Non-GAAP financial measures. A reconciliation of these measures to comparable GAAP measures can be found in the financial tables of today's press release.

Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management's expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission.

Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer. I will now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Lori, and good morning, everyone. We are pleased that the positive momentum in our financial results reported in the first quarter this year has continued into the second quarter. These results reflect continued strong demand for our services, stemming from an increasingly favorable business climate and a generally more optimistic outlook by our clients.

For the second quarter of 2017, revenue increased by $14 million or 7.1% compared to the second quarter a year ago, with 3.8% of that increase reflecting organic revenue growth. We also reported a 25% increase in our earnings per share from $0.16 per share in the second quarter of 2016 to $0.20 per share in the second quarter of this year. For the full 6-month period ended June 30 of this year, we recorded revenue of $452 million. That's up 7.4% over the first 6 months a year ago, with 2.9% of that increase reflecting organic revenue growth.

As a result of the operating leverage that is inherent in our businesses and our continued focus on cost controls, we are pleased to report a 70 basis point improvement in margin on our pretax income. Combined with the lower tax rate associated with the new accounting standard for stock compensation expense, this translates into fully diluted earnings per share from continuing operations of $0.66 compared with $0.57 a year ago,  an increase of 15.8%.

We have also been successful in completing 3 acquisitions this year. Combined with the acquisitions that closed in the second half of last year, our recent acquisitions have contributed $19 million or 4.5% to our revenue growth in the first half of this year.

Turning to the performance of our two primary practice groups. Total revenue within our Financial Services group was up 5.9% for the first 6 months of this year compared with last year, with 4.3% of that amount being organic revenue growth. Continued strong demand for our core accounting services has resulted in an increase in our total number of hours worked and our effective yield per hour. We also continue to see strong growth within our national Financial Services business, with our government health care consulting business leading the way. Our pipeline of new project opportunities remains strong, and we continue to expect revenue growth for this business for the full year of 2017 will once again be in the high single digits.

Turning to the Benefits and Insurance group. Total revenue was up 11.4% in the first half compared with a year ago. While most of the recent growth with this group is coming from acquisitions, we are encouraged that the same-unit revenue has now turned positive for the first 6 months of this year, and we expect that trend to continue.

Looking at the key levers to continued organic revenue growth, we are pleased to see that our producer group continues to perform at very high levels for the industry. Client retention levels are improving, and the cost management actions that we put in place in 2016 have resulted in improved margins this year.

With those brief comments, I will turn it over to Ware Grove, our CFO.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Thank you, Jerry, and good morning, everyone. As Jerry mentioned, we closed on 3 acquisitions so far this year. Combined with the earnouts that we have paid on prior year acquisitions, we used approximately $32.9 million for acquisition-related payments in the first half of this year. Future spending on earnouts is projected at $5.6 million in the second half of this year, approximately $12.5 million next year in 2018, approximately $13.9 million in 2019 and then $7.1 million in the year 2020.

As Jerry commented, we are pleased to report a 70 basis point improvement in our margin on income before tax expense for the first half this year compared with a year ago. Eliminating the impact of accounting for gains and losses on assets held in the deferred compensation plan, gross margin was up 10 basis points, and we leveraged G&A cost by 40 basis points for the first half this year to 3.9% of revenue versus 4.3% of revenue a year ago. This translates into a 13.2% growth in pretax income this year on 7.4% growth in revenue. And this is the type of performance we always strive to achieve.

Days sales outstanding on receivables stood at 88 days this year at June 30 compared with 83 days a year ago. As is typical with our seasonal business, we expect days sales outstanding will decline in the second half of the year as client payments occur after our first half busy season.

Bad debt expense in the first half this year was 54 basis points on total revenue compared with 52 basis points on revenue for the first half a year ago.

Capital spending has been $6.7 million for the first 6 months this year. This is slightly higher than our normal spending level, and much of the spending is associated with leasehold improvements relating to office moves in the New York and Boston markets that occurred in the second quarter this year. Second half capital spending will be closer to our normal run rate. And for the full year, we expect total capital spending within a range of approximately $8 million to $10 million.

During the first quarter conference call earlier this year, we commented on the potential impact of the new accounting standard for share-based compensation, which was adopted on January 1, 2017. Now this is not unique to CBIZ, and I understand that many of you on the call today may be already very familiar with the new accounting standard that is now required. But to review the basic changes to the accounting, prior to implementing the new required standard in 2017, the tax impact related to share-based compensation was accounted for through the equity section of the balance sheet. Under the new standard, the impact is now reflected in tax expense that is reported in the income statement. Therefore, the new standard has an impact on reported earnings.

As a result, we are reporting an effective tax rate of 36% for the first half this year. The impact of the new accounting depends on the gain or the difference between grant price and the exercise price on the date that options are exercised or the share price on the date that restricted share awards vest. The reason we recorded a large item in the second quarter relates to our practice at CBIZ of granting options and share awards during the second quarter each year. And then the subsequent exercise of options at CBIZ tends to mirror this pattern as annual vesting occurs on the anniversary dates each second quarter.

Now if you were to normalize our results and eliminate the impact of the new share-based accounting standard, our reported earnings per share for the 6 months ended June 30 this year would be $0.62, which is up 8.8% over prior year. And that is consistent with our initial guidance for growth within a range of 8% to 10% for the full year in earnings per share.

As you can see in the release we issued earlier this morning, we are now projecting a full year tax rate of 36%. That is a reduction from an initial expected range of 39% to 40% for 2017 and is also a reduction from the 39.4% rate for the full year in 2016.

The impact of the new share-based accounting is not a one-time nonrecurring item, and we expect there will be a reported benefit as future share grants and options are exercised. But I want to caution you that the future impact of the new accounting standard depends on a number of factors, most importantly, the share price on the date stock options are exercised or that restricted share awards vest. With the inherent volatility to this, we are very hesitant to provide any longer-term projection at this time.

Now turning to other issues. Adjusted EBITDA for the first 6 months ended June 30, 2017, was $71.4 million. That's up 11.4% over $64.1 million for the first 6 months a year ago. The margin on adjusted EBITDA compared to revenue was 15.8%, and that's up 60 basis points this year compared with a year ago.

At June 30 this year, the balance outstanding on our credit facility was $210.6 million. With this balance outstanding, leverage is calculated at approximately 2.1x the trailing 12-month EBITDA. This gives us approximately $140 million of unused borrowing capacity. And that is plenty of flexibility to continue with a very active acquisition program and to opportunistically repurchase shares.

Our share repurchase activity continues to be opportunistic. Through a combination of open market purchases and 10b programs, we have repurchased approximately 571,000 shares through July 31 this year at a total cost of approximately $8.2 million. The fully diluted share count for the first 6 months ended this year was 55.5 million shares, an increase of approximately 5% over 52.9 million shares reported for the 6 months a year ago. We will continue to take an opportunistic approach to future share repurchases. But with a consistently strong share price performance, share price activity has been relatively modest so far this year. Now without forecasting additional share repurchase activity for the full year 2017, we continue to expect a fully diluted share count of approximately 55.5 million shares.

So to summarize, as we look at the first 6 months' results and the remainder of 2017, first of all, the underlying performance of the business has been very strong. We are very pleased to report a 70 basis points improvement in the margin on pretax income from continuing operations and report a 60 basis point improvement in the margin on adjusted EBITDA for the first 6 months ended June 30 this year. With a 13.2% growth in pretax income, the underlying performance of the business is in line with our expectations. Over time, we strive to improve margin on pretax income within a range of at least 25 to 50 basis points a year, and we're pleased to be ahead of that pace for the first half this year. We continue to project revenue growth within a range of 6% to 8% over the $799 million reported for the full year 2016. And we are pleased to be near the higher end of that range at this time.

The revised expectation of a lower effective tax rate at 36% for the full year this year will drive growth in net income after tax at an even higher rate. For the full year 2017, we expect to achieve growth in net income after tax from continuing operations within a range of 16% to 20% over the figure reported for 2017. And that compares with the 12% to 14% growth range we initially forecasted.

With the increase in the fully diluted share count to an expected 55.5 million shares for the full year this year, we expect fully diluted earnings per share to grow within a range of 12% to 15% over the $0.76 reported for 2016, and that's an increase over the 8% to 10% growth range that we initially forecasted.

So with these comments, I will conclude, and I'll turn it back to Jerry.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Ware. I wanted to take just a few minutes to briefly comment on the 2 acquisitions that we announced in the second quarter. Pursuant to our strategic planning process, we identified the private equity industry as an attractive growth opportunity for CBIZ. We are very fortunate to have the team from CMF Associates join us, effective June 1. CMF is very well known and highly regarded as a valued adviser to middle-market private equity firms. And together with our existing and very talented team of professionals that serve that industry, we are now well positioned   to serve private equity firms and their portfolio of companies with a scope of services and geographic reach unmatched by many of our competitors.

In addition, the acquisition of Slaton Insurance, also effective June 1, allows us to expand our growing and successful South Florida insurance operations and add some very talented members to our existing team of advisers and professionals in that market. As Ware mentioned in his comments, we have sufficient borrowing capacity under our existing credit line to continue with our historic acquisition activity and have a full pipeline of prospects that we are in various stages of discussions with.

Finally, we know that we cannot continue to enjoy the success that we have experienced without meeting the needs of our over 4,600 team members who come to work every day dedicated to the success of CBIZ and our clients. We work hard to make CBIZ their employer of choice and are proud that every year, we're recognized as the best place to work in many of the cities where we maintain offices. We are pleased to have already received 35 such awards through the end of July this year.

With those by way of comments, I'll turn it over for any questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Jim Macdonald with First Analysis.

Jim Macdonald - First Analysis Securities Corporation, Analyst

Can you give us the same-store breakout by division for this quarter? And could you -- obviously, same-store improved versus the first quarter. Maybe you could talk a little bit about why your same-store sales bumped up in the second quarter, if there is an explanation.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, Jim. This is Ware. A couple of things. We've had continued strong performance within Financial Services. So for the quarter, Financial Services was up 3.2% and 3.2% same-unit for the year-to-date 6 months. As Jerry mentioned, we're seeing strength in both the core tax and accounting businesses as well as good strength and growth in our government health care consulting. So those are two very positive factors, and we're pleased to see that. The other good news that we're seeing is we've struggled, as we've talked about in the past, with showing organic growth in the Benefits and Insurance area. And last year, we talked about lapping some of the client termination retention issues that we needed to lap associated with some prior acquisitions. So for the first half this year, the Benefits and Insurance group is up 0.2%, relatively flat. But in the quarter, they're up 0.9%. So we think we're turning the corner, as we've talked here for the last couple of quarters, and we're very pleased to see that turn positive.

Jim Macdonald - First Analysis Securities Corporation, Analyst

Great. And your G&A was a little high at least versus my model this quarter. Anything unusual there?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

No. Nothing unusual. There's a little bit of choppiness in G&A from time to time. The important thing that we look at is the trend over time. And we're now leveraging G&A for the first 6 months at 3.9% of revenue compared to 4.3% a year ago. The items that create some short-term quarterly choppiness might be the spending pattern on some legal fees associated with some of the issues we need to address. That's not particularly predictable. It's not necessarily a large item, but from time to time, it might create a little choppiness. And then from time to time, the accruals on the incentive compensation might be adjusted, and that might create some choppiness.

Jim Macdonald - First Analysis Securities Corporation, Analyst

Just one more on acquisitions and maybe following up on that last one. So you had some big acquisitions in the quarter. Maybe does that impact G&A? Or does that get capitalized? And then, could you talk about -- you normally have had a goal of 3 to 5 acquisitions. You've already done 3. So any change in that goal for the year?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, Jim. That's a great point. The fees associated and the costs associated with transaction support for acquisitions are now expensed as they occur. And previously, I think some time ago, they were capitalized. So that's another issue that causes some choppiness to G&A on a temporary short-term basis.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. Hey, Jim, it's Jerry. I'll take the M&A question. As you know, and as we've discussed in the past, it's often difficult to predict timing on these. In 2015, I think we had 3; 2016, we had 6. We have 3 already this year. We have a pipeline that's consistent with prior periods of time. And we have various transactions at stages -- various stages of that pipeline. But it is difficult for us to see right now or predict right now whether those transactions that may close at the end of this year and those transactions that may lapse into 2018. So all I can say is we have a -- we're pleased with the pipeline we have, and we're committed to continuing with our acquisition program.

Operator

(Operator Instructions) Our next question comes from Joan Tong with Sidoti & Company.

Joan Tong - Sidoti & Company, LLC – Research Analyst

I would like to ask you about your guidance. And can you just remind us if your -- if you include unannounced acquisitions in your revenue guidance since you closed three transactions this half and you talk about the annualized revenue rate from these deals. And also, together with the comment about improving operating environment or climate in general, is it fair to say that you are more confident today than before to reaching the high end of the revenue guidance range?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes, Joan. This is Ware Grove. Just as a reminder, we typically do not include unannounced acquisitions in any guidance just because of the fluid nature of acquisitions and the fact that they're unpredictable. The timing is unpredictable, and then the incremental result for the balance of the year is very unpredictable. And many times, when we do acquisitions, particularly on the Financial Services side, because of the seasonality of the business, if they occur late in the year, there's very little to any positive impact to those. So you'll see those typically occur late in the year. However, having said that, yes, to the extent that we're revising guidance here midyear, a lot of that is driven by the reduction in the tax rate, but it's also partially driven by the recent acquisitions that we've announced. And those are now incorporated into the full year guidance.

Joan Tong - Sidoti & Company, LLC – Research Analyst

Right. And then you're keeping your revenue growth guidance unchanged. So you're just sort of thinking about all the commentaries as well as the 3 deals that you announced. So is it fair to assume that like you're more confident today than going into 2017 that the high end of the revenue guidance range may be more reachable?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes. I think that's a fair conclusion. We're kind of near the higher end of the range, and we would shade it that way. We're a little more optimistic towards the higher end of the range but still within a 6% to 8% range. I do want to remind you that the second half of our year is seasonally weaker than the first half, so it's slightly less predictable. And therefore, we're still within a range of 6% to 8%.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay. Got it. And then on the employee services side, it's great to see you guys go back to organic growth for the -- in the second quarter. Can you just maybe walk us through the -- some of the puts and takes and the different subsegments within that business? And like, for example, like the employee benefit versus some of those insurance brokerage-type of business. And help us to understand strength in certain area versus other areas.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. Joan, it's Jerry. We typically don't give specific organic growth numbers for each of those, but let me try to answer your question. We are seeing better growth in our retirement plan services this year, our property and casualty services this year and our payroll. And we're seeing improved results, as Ware indicated, in our employee benefits. So we're pleased with the activity and the growth that we're seeing in each of those areas. As you would expect, we're having frequent discussions with the teams that manage those businesses around the opportunities in the market and the resources that they need in order to continue that trajectory. But I'm very pleased with what we're seeing so far this year.

Joan K. Tong - Sidoti & Company, LLC - Research Analyst

Okay, okay. And then just a follow-up. Still talking or trying to focus a little bit on the operating climate and how it's going to possibly positively impact your business going forward. So obviously, your organic growth rate, in general, for this quarter is higher than first quarter. And we know that we are heading into a seasonally weak second half. But we talk about -- there's advisory work off-season. It's something that you guys are looking into and obviously a better environment out there would drive some of this growth. So can you just talk about your possibility that organic growth rate would accelerate in the second half, also into maybe 2018? Just want to get a sense of how sustainable that positive environment that we are seeing here, that it's going to carry through for the rest of the year into next year.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. That's a good question there, Joan. A couple of things that I would say that are encouraging for us. First of all, as we commented on, generally a more positive and optimistic outlook among certainly small middle-market businesses and our clients. We're reading that in all the reports. We're hearing that when we go from office to office, and the reports we're getting back from the leaders of those offices. So just generally, a more positive business outlook, which translates into more opportunities for us in the second half of the year, which tends to be more project-oriented. So that's encouraging for us. The other thing that I'll note, and we talked about the CMF acquisition that we made on June 1. If you look at our transaction advisory services and many of the advisory services that we provide, they're having very, very strong years this year compared to the same periods last year and the year before. So all of those things are directionally positive for us. Having said that, it is a relatively softer period of time for us. So it's hard for us to, in that period of time, to materially impact the overall growth of the organization in what is typically a seasonally slower period of time for us.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Jerry Grisko for any closing remarks.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Brandon. For the members of our team who are listening on today's call, I want to congratulate you on another very strong quarter, and thank you for all that you do to serve our clients and contribute to our success. I'd also like to thank our shareholders and analysts for your continued support of the company.

With that said, I'd like to thank you all, and have a nice day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.